Exhibit 10.26

LEE ENTERPRISES, INCORPORATED

OUTSIDE DIRECTORS DEFERRAL PLAN

Amended and restated January 1, 2008

ARTICLE I

Establishment of Plan

1.1 Establishment of Plan. Lee Enterprises, Incorporated (the “Company”) has provided certain members of its Board of Directors (“Board”) who are not employees of the Company (“Outside Directors”) with the opportunity to defer some or all of their director’s fees and per diem allowances for attendance at Board or committee meetings. The terms of the Outside Director’s Director Compensation Agreement, and in some cases, the terms of the Lee Enterprises, Incorporated Supplementary Benefit Plan, governed the investment and payment of the Outside Director’s deferred compensation. This Plan was established, effective January 1, 2005, in order to amend and restate the provisions of any outstanding Director Compensation Agreements so that they comply with the requirements of Internal Revenue Code section 409A. The Plan was subsequently amended and restated effective January 1, 2008. This Plan shall apply to any deferrals made pursuant to outstanding Director Compensation Agreements. The Lee Enterprises, Incorporated Supplementary Benefit Plan shall cease to apply to such deferrals. The provisions of this Plan supersede any conflicting provisions of any outstanding Director Compensation Agreements.

1.2 Purpose. The purpose of the Plan is to continue deferrals made by Outside Directors pursuant to a Director Compensation Agreement and to provide certain Outside Directors with the opportunity to defer receipt of director’s fees and per diem allowances for attendance at Board and committee meetings.

ARTICLE II

Definitions

Whenever used in the Plan, the following terms when capitalized have the following meanings unless a different meaning is plainly required by the context.

2.1 “Account” means the individual account established and maintained by the Plan Administrator or its delegate in the name of a Participant and to which Contributions are allocated.

2.2 “Beneficiary” means the person or persons designated as a Participant’s Beneficiary under Article VII.

2.2A “Benefit Election Form” means the form provided by the Employer to an Eligible Employee to be used by such Eligible Employee to elect a time and form of payment with respect to any Contributions made to his or her Account under this Plan.

2.3 “Board of Directors” means the Board of Directors of the Company or any successor by merger, purchase or otherwise, or any person or persons to whom authority to act on behalf of such Board has been granted.

2.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.4A “Code Section 409A” means Code section 409A and any regulations or other administrative guidance issued thereunder.

2.5 “Committee” means the Executive Compensation Committee of the Board of Directors, or a person or entity to which it delegates any of its responsibilities hereunder.

2.6 “Company” means Lee Enterprises, Incorporated and its designated affiliates.

2.7 “Compensation” means director’s fees and per diem allowances for attendance at Board and committee meetings. “Compensation” shall not include any charitable contribution withheld pursuant to a Deferral Agreement.

2.8 “Contributions” means allocations to the Participant’s Account pursuant to Section 4.1 of the Plan.

2.9 “Deferral Agreement” means a written agreement, made on a form promulgated by the Company, between an Outside Director and the Company. “Deferral Agreement” also shall include Director Compensation Agreements entered into prior to May 17, 2006.

2.10 “Effective Date” means January 1, 2005.

2.11 “Outside Director” shall mean a member of the Board who is not an officer or employee of the Company or its affiliates.

2.12 “Participant” means a participant as defined in Section 3.2 of the Plan.

2.13 “Plan” means the Lee Enterprises, Incorporated Outside Directors Deferral Plan, as set forth herein, including any amendments thereto.

2.14 “Plan Administrator” means the Committee, as designated under Section 9.1 of the Plan.

2.15 “Plan Year” means the calendar year.

2.16 “Separation from Service” means the termination of services as an Outside Director.

ARTICLE III

Eligibility and Participation

3.1 Eligibility. The Company shall designate the Outside Directors who are eligible to participate in the Plan.

3.2 Participation. An Outside Director who is designated pursuant to Section 3.1 will become a Participant in the Plan when the Committee receives the Participant’s initial Deferral Agreement. An Outside Director who has a Director Deferral Agreement that is outstanding as of May 17, 2005 shall automatically be a Participant in this Plan.

3.3 Initial Deferral Agreement and Benefit Form Election.

(a) In order to defer Compensation into this Plan, a Participant must make a deferral election by executing and filling out a Deferral Agreement by December 15th of the year prior to the year in which the Compensation will be earned. In the case of a new Participant, an election to defer Compensation into the Plan must be filed within 30 days of the individual first becoming eligible to participate in the Plan and shall only apply to Compensation earned after the date of such election. A Participant’s election to defer a certain percentage of Compensation shall be irrevocable during any calendar year in which it is in effect. If a Participant allows a previous deferral election to remain in effect, then the Participant’s election for subsequently earned Compensation shall be considered made and irrevocable on the December 31st preceding the year in which the applicable Compensation will be earned.

(b) At the time of entering into an initial Deferral Agreement, a Participant shall complete a valid Benefit Election Form and select a form of distribution with respect to his or her entire Account balance from among the following options:

(i) A single lump sum.

(ii) 50% of the Participant’s Account balance will be paid in a lump sum and the remaining 50% of the Participant’s Account balance will be paid in an installment payable on the first day of the thirteenth month following the lump sum payment. The installment described in this paragraph (ii) shall be treated as separate payment for the purposes of Section 6.3 of the Plan.

(iii) Annual installment payments up to but not exceeding 15 payments. Annual installment payments described in this paragraph (iii) shall not be treated as separate payments for the purposes of Section 6.3 of the Plan and no more than one annual installment may be paid in any given calendar year. The amount of each annual payment shall be determined by dividing the Participant’s Account at the end of the month prior to such payment by the number of years remaining in the elected installment period.

ARTICLE IV

Supplementary Plan Benefit

4.1 Contributions. A Participant may defer all or any portion of his or her Compensation for any year.

4.2 Investments; Investment Earnings. Each Participant may elect to invest his Account under this Plan in the investment options made available by the Committee from time to time. A Participant’s Account shall be credited (or debited) daily with the gains (or losses) applicable to the investment vehicle selected by the Participant pursuant to this section 4.2. If a

Participant fails to make an investment election with respect to his Account, his Account shall be invested in a default investment option designated by the Committee. A Participant’s Account shall continue to be credited with investment gains (or losses) until the Participant’s Account is fully distributed.

Vesting

5.1 General. A Participant shall be one hundred percent (100%) vested in Contributions made to the Plan on behalf of the Participant.

ARTICLE VI

Distributions

6.1 Benefit Distributions. A Participant’s Account or, where applicable, Beneficiary’s Account, shall be distributed in accordance with the current Benefit election Form, pursuant to Section 3.3 of this Plan. Notwithstanding the preceding sentence, where a Participant fails to complete a valid Benefit Election Form, the Participant’s Account or, where applicable, Beneficiary’s Account, shall be distributed in the form described in Section 3.3(b)(ii). Amounts payable in accordance with this Section 6.1 shall be paid on the first business day of the second month following the Participant’s Separation from Service.

6.2 Death or Disability before Distribution. If a Participant becomes disabled or dies before his Account is fully distributed, the balance of the Account shall be distributed to the Participant or the Participant’s Beneficiary at the same time and in the same manner as the payments would have been made to the Participant if the Participant had not become disabled or died.

6.3 Subsequent Change of Elections. A Participant may make a prospective election to change the time or form of distribution of the Participant’s entire Account balance by executing such an election in writing (on a form prescribed by the Committee) within the time periods described in this Section 6.3. To constitute a valid election for purposes of this Section 6.3, (i) the election must specify the time and form of distribution selected by the Participant from the options specified in Section 3.3(c), (ii) the election must be executed and delivered to the Company at least 12 months prior to the date in which the first payment would otherwise have been due under the Participant’s prior election, and (iii) the first payment must be delayed by at least 60 months from the date the first payment would otherwise have been due under the Participant’s prior election. In the event an election fails to satisfy the terms of this Section 6.3, such election shall be void, and payment shall commence under the Participant’s previous valid election or, if none exists, shall be paid in accordance with the default rules of Section 6.1 of this Plan.

6.4 Small Benefit Cash-Out. Notwithstanding the above, if the Account balance of a Participant who is entitled to begin payment equals $10,000 or less, the Participant’s Account balance shall be paid in a single lump sum payment in full discharge of all liabilities with respect to such benefits. A distribution in accordance with the previous sentence shall be made on the first business day of the second month following the Participant’s Separation from Service.

6.5 Other Changes In Distributions. Notwithstanding anything to the contrary contained herein, for periods prior to January 1, 2009, (or such later date as may be provided by the Internal Revenue Service in guidance of general applicability), an officer of the Company who is a member of the Lee Enterprises, Incorporated Retirement Account Plan Committee may provide alternative rules for elections with respect to (i) the commencement of payment, and (ii) the form of payment, so long as such alternative rules and any resulting elections conform to the rules provided in Notice 2005-1, and subsequent Internal Revenue Service guidance providing transition relief under Code section 409A.

6.6 Special 2008 Transition Distribution. Notwithstanding anything to the contrary contained herein, all Participant Accounts existing on December 31, 2008, and any amounts contained therein, shall be distributed to Participants on January 15, 2009. Participants who receive distributions in accordance with this Section 6.6 will continue to be eligible to defer Compensation into the Plan. Unless a Participant completes a new Benefit Election Form regarding amounts to be contributed to this Plan in 2009 and thereafter, the Participant’s Benefit Election Form, existing as of December 31, 2008, if any, shall continue to apply with respect to future deferrals under this Plan.

ARTICLE VII

Beneficiaries

7.1. Designation. Upon initial participation in the Plan, each Participant shall submit the form adopted by the Company, designating a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon the Participant’s death. A Participant may revoke or amend such designation at any time upon written notice to the Committee on a form authorized for such purpose and any such amendment or revocation shall be effective upon receipt and acceptance by the Committee.

7.2 Failure to Designate Beneficiary. If no Beneficiary survives the Participant or if a Beneficiary was never designated, any payments due to the Participant shall be paid in the following order: (i) to the Participant’s surviving spouse, or if there is no surviving spouse, (ii) to the Participant’s estate.

7.3 Distribution for Minor Beneficiary. If a distribution is to be made to a minor Beneficiary, then the Committee may, in its sole discretion, direct that such distribution be paid to the legal guardian of such Beneficiary, or if there is none, to a parent of such Beneficiary or to a responsible adult with whom the Beneficiary maintains his or her residence, or to the custodian for such Beneficiary under the Uniform Gifts to Minors Act or Gifts to Minors Act, if such is permitted by the laws of the state in which the Beneficiary resides. Such a payment to the legal guardian or parent of a minor Beneficiary shall fully discharge the Company and the Plan from further liability on account thereof.

ARTICLE VIII

Notice; Lost Participants and Beneficiaries

8.1 Notice. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as indicated on the Committee’s records will be binding on the Participant or Beneficiary for all purposes of this Plan. Neither the Committee nor the Company will be obligated to take any further measures to locate a Participant or Beneficiary.

8.2 Lost Participants and Beneficiaries.

(a) If the Committee or the Company notifies any Participant that he or she is entitled to an amount under the Plan, and the Participant or Beneficiary fails to claim such amount or fails to make her location known to the Committee or the Company within 5 years thereafter, then, except as otherwise required by law, the Company or the Committee may direct that the amount payable be deemed a forfeiture.

(b) If a benefit payable to a lost Participant or Beneficiary is subject to escheat pursuant to applicable state law, neither the Committee nor the Company will be liable to any person for any payment made in accordance with such law.

ARTICLE IX

Administration of the Plan

9.1 Committee as Plan Administrator. Except as otherwise expressly provided herein, the Plan Administrator will retain exclusive responsibility for the operation, administration and recordkeeping of the Plan. The Plan Administrator shall be the Committee.

9.2 Powers and Duties of the Committee. The Committee will undertake all duties assigned to it under the Plan and will undertake all actions, express or implied, necessary for the proper administration of the Plan. The Committee will have full and absolute discretion to interpret and administer the Plan and its interpretations and decisions will be final. The Committee’s powers and duties include, but are not limited to, the following:

(a) Determining eligibility and Contributions under the Plan.

(b) Adopting, interpreting, altering, amending or revoking rules and regulations that it deems necessary or appropriate for the administration of the Plan in accordance with applicable law and other applicable policies.

(c) Interpreting the Plan, deciding all questions concerning the Plan in accordance with the terms of the Plan document, applicable law, contracts and policies and reviewing all claims under the Plan. Such interpretations and decisions will be made in the sole discretion of the

Committee and will be final and conclusive on any Outside Director, former Outside Director, Participant, former Participant, Beneficiary, or other party. Notwithstanding the foregoing, it is intended that the Plan will be interpreted in accordance with Code section 409A.

(d) Keeping such records and submitting such filings, elections, applications, returns or forms as may be required under the Code and regulations thereunder or under other applicable federal, state, or local law and regulations.

(e) Delegating ministerial duties and employing outside professionals as may be required.

(f) Making and executing amendments to the Plan, as authorized by the Board of Directors.

Any action of the Committee may be taken by a vote or written consent of the majority of the Committee members. Any Committee member shall be entitled to represent the Committee, including the signing of any certificate or written direction, with regard to any action approved by the Committee.

9.3 Allocation and Delegation of Responsibilities.

(a) From time to time, the Committee, pursuant to a written instrument, may delegate its duties and responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person, group or other entity. The Committee shall retain the authority to revoke any such delegation of its duties and responsibilities.

(b) To the extent consistent with the terms of the delegation, any action by a delegate of the Committee will have the same force and effect for all purposes as if such action had been taken by the Committee. In addition, the Committee may authorize one or more persons to execute any certificate or document on behalf of the Committee, in which event any person notified by the Committee of such authorization will be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Committee until such third person is notified of the revocation of such authority.

(c) Any party acting as delegate of the Committee under this Plan is authorized to exercise full and exclusive discretion in determining matters within its assigned area of responsibility, to the same extent as if the activity were being performed by the Committee directly, subject only to review and modification by the Committee in its sole discretion.

9.4 Expenses. Except as otherwise provided herein, all expenses of Plan administration and operation, including the fees of any counsel employed and including any expenses attributable to a termination of the Plan, will be paid by the Company.

9.5 Indemnification. Neither the Committee nor any of its members or parties to whom it delegates any of its responsibilities shall be personally liable by reason of any contract or other instrument executed by its members or on their behalf in their capacity as the Plan Administrator, or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), the Committee (and each of its members, if applicable) and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or to the management or control of the assets of the Plan may be delegated or allocated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud or bad faith.

ARTICLE X

Claims Procedure

10.1 General. In the event that a Participant is denied any Plan benefit that is claimed, such Participant will be entitled to consideration and review as provided in this Article X.

10.2 Claim Review. Upon receipt of any written claim for benefits, the Committee will be notified and will give due consideration to the claim presented. If the claim is denied to any extent by the Committee, the Committee will furnish to the claimant a written notice within 90 days setting forth (in a manner calculated to be understood by the claimant):

(a) The specific reason or reasons for denial of the claim;

(b) A specific reference to the Plan provisions on which the denial is based;

(c) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) An explanation of the provisions of this Article X.

10.3 Right of Appeal. A claimant who has a claim denied under Section 10.2 may appeal to the Committee for reconsideration of that claim. A request for reconsideration under this Section 10.3 must be filed by written notice within 60 days after receipt by the claimant of the notice of denial under Section 10.2 of the Plan.

10.4 Review of Appeal. Upon receipt of an appeal the Committee will promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Committee feels such a hearing is necessary. In preparing for this appeal, the claimant will be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal, the Committee will issue a written decision that will be binding on all parties. The decision will be written in a manner calculated to be understood by the claimant and will state specifically its reasons and pertinent Plan provisions on which it relies. The Committee’s decision will be issued within 60 days after the appeal is filed, except that if a hearing is held, the decision may be issued within 120 days after the appeal is filed. The determination of the Committee as to any disputed questions or issues arising under the Plan and all interpretations, determination and decisions of the Committee with respect to any claim hereunder shall be final, conclusive and binding upon all persons.

10.5 Designation. The Committee may designate any person of its choosing to make any determination otherwise required under this Article X.

ARTICLE XI

Amendment

11.1 Right to Amend. The Company, by action of its Board of Directors, reserves the right to amend this Plan at any time, in whole, or in part, before or after a termination of the Plan in accordance with Section 12.1; provided that any officer of the Company who is a member of the Lee Enterprises, Incorporated Retirement Account Plan Committee shall have the authority to approve and adopt amendments that are ministerial or that are required by law.

11.2 Limitations. An amendment of this Plan may not reduce any rights accrued prior to the date of amendment without such Participant’s consent.

11.3 Characterization of the Plan. Notwithstanding Sections 11.1 and 11.2, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Committee, in order to ensure that the Plan conforms to the provisions and requirements of any applicable law, including the Code. No such amendment will be considered prejudicial to any interest of a Participant or Beneficiary.

ARTICLE XII

Termination

12.1 Right to Terminate. The Company, by action of its Board of Directors, may terminate this Plan by written instrument, provided, however, that no such termination will deprive any Participant or Beneficiary of a right accrued prior to the date of termination without the Participant’s or Beneficiary’s consent. In order to apply the special distribution rules applicable to terminated plans under Code section 409A, any Plan termination shall be consistent with the requirements of Code section 409A, including but not limited to the following requirements:

(a) All deferred compensation arrangements of the same type shall be terminated with respect to the Participant;

(b) No benefit payments (other than payments that would have been payable under the Plan terms if the termination had not occurred) are made within 12 months of termination of this Plan, and all benefit payments are made within 24 months of termination of this Plan; and

(c) The Employer may not adopt a new, similar plan with respect to the Participant (i.e., a nonqualified account balance deferred compensation plan subject to Section 409A of the Code) for 3 years after the termination of this Plan if such new, similar plan would be aggregated with this Plan under the aggregation rules of Code section 409A and any regulations or other guidance thereunder.

12.2 Successor to Company. Any corporation or other business organization which is a successor to the Company by reason of a consolidation, merger or purchase of substantially all of the assets of the Company will have the right to become a party to the Plan by adopting the Plan by resolution of its board of directors or other appropriate governing body.

ARTICLE XIII

Miscellaneous

13.1 Taxation. Distributions from the Plan are intended to be subject to self-employment tax at the time payment is received. All Participants shall be solely liable for any federal or state tax liability that results from participation in, or a distribution from, this Plan.

13.2 No Assignment. The right of any Participant or Beneficiary to any benefit or to any payment hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind. A distribution by the estate of a deceased Participant or Beneficiary to an heir or legatee of a right to receive payments hereunder will not be deemed an alienation, assignment or anticipation for purposes of this Section 13.2.

(a) Except as provided in subsection (b), no Participant or Beneficiary shall have the right to assign, sell, borrow, transfer, bequeath or encumber rights under the Plan and no person other than a Participant or, after the death of a participant, his or her Beneficiary, shall have any right or claim to any part of a Participant’s Account. Any attempt to assign, sell, borrow, transfer, bequeath or encumber rights under the Plan or to acquire a right or claim to any part of a Participant’s Account shall be void and will not be recognized by the Committee.

(b) Notwithstanding subsections (a) and (b), the Company shall pay part or all of a Participant’s or Beneficiary’s Account, to the extent vested, in accordance with the terms of a perfected lien in favor of the Internal Revenue Service, and such payment shall constitute satisfaction of the Company’s obligation to any other party with respect to that portion of the Account.

13.3 Funding; Right to Trust Assets. The Plan is intended to be unfunded. The obligation of the Company to make payments hereunder constitutes a general, unsecured obligation of the Company to the Participant. Notwithstanding the foregoing, the Company may establish and maintain a separate trust or fund for the payment of benefits under the Plan. No Participant or Beneficiary may have any interest in any particular asset of the trust or the Company by reason of the Company’s obligation hereunder, and nothing contained herein creates or may be construed as creating any other fiduciary relationship between the Company and a Participant or any other person. To the extent any person acquires a right to receive payments from the trust or the Company hereunder, such right is no greater than the right of an unsecured, general creditor of the Company. The Committee may provide such direction to the trustee or other custodian on behalf of the Company as it deems necessary to provide for the proper payment of distributions from the trust.

13.4 Governing Law. This Plan will be governed by, construed and administered in accordance with the laws of the State of Iowa except to the extent that such laws are preempted by applicable federal law. Any action brought regarding the Plan or its interpretation shall be maintained in the state or federal courts in the state of Iowa.

13.5 Construction. Capitalized terms will have the meanings defined herein. References to “Section” or “Article” will be read as references to appropriate provisions of this Plan, unless otherwise indicated.

13.6 Severability. The provisions of this Plan will be deemed to be severable. In the event that any provision of this Plan will be held invalid by a court of competent jurisdiction, the surviving provisions of this Plan will remain valid and enforceable according to their terms. Notwithstanding anything contained in the Plan or in any document issued under the Plan, it is intended that the Plan will at all times comply with the requirements of Code section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Plan will be interpreted to meet such requirements. If any provision of the Plan or any election form is determined not to conform to such requirements, the Plan and/or the election form, as applicable, shall be interpreted to omit such offending provision.

This Plan has been restated pursuant to resolution of the Board of Directors on November 13, 2008, effective as January 1, 2008.

LEE ENTERPRISES, INCORPORATED

/s/ Gregory P. Schermer
By:	Gregory P. Schermer
Vice President – Interactive Media

12-9-2008
Date